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                                    Contacts:   Ali Perry
                                                Rhythms Investor Relations
                                                (303) 476-5739
                                                aperry@rhythms.com

                                                Frank Paganelli
                                                Rhythms Legal Department
                                                (303) 876-6004
                                                fpaganelli@rhythms.com


FOR IMMEDIATE RELEASE


            RHYTHMS NETCONNECTIONS FILES FOR CHAPTER 11 PROTECTION


ENGLEWOOD, COLO., AUGUST 2, 2001 - Rhythms NetConnections Inc. (OTCBB: RTHM), a provider of broadband communication services, said today that the Company and all of its wholly-owned U.S. subsidiaries have voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of New York.

As of August 1, 2001, Rhythms had approximately $133.0 million in unrestricted cash and cash equivalents. The Company is not seeking debtor-in-possession financing and intends to use its unrestricted cash on hand and future cash from operations to fund its business during the post-filing period.

Rhythms has entered into a Voting Agreement with holders of more than 60 percent of the principal amount of the Company's notes (the "Consenting Noteholders"), establishing an agreed-upon process for reorganizing the Company or, if that cannot be accomplished, liquidating the Company. The Voting Agreement provides that, among other things, the Company will file a motion on the commencement of the bankruptcy case establishing an auction procedure to seek bids for an investment enabling the Company to either reorganize or facilitate a sale of its assets. The Company has agreed to send a 31-day advance service termination notice to its customers on or before August 10, 2001, if (1) holders of at least two-thirds of the principal amount of the Company's notes become parties to the Voting Agreement, and (2) the Company has not received an acceptable "going concern" bid. The Company's preferred stockholders would be entitled to share in a small portion of the cash recovery with the Company's noteholders if certain conditions are satisfied. Absent an agreement with the preferred stockholders, the common stockholders will not participate in this cash recovery.

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The Company is filing a current report on Form 8-K with the Voting Agreement attached as an exhibit.

During 2000 and 2001, the telecommunications sector has experienced a significant downturn. Throughout 2001, Rhythms has been restructuring its business model to respond to the ongoing decline in the sector. With the assistance of its advisors, the Company has explored, and is continuing to explore, several reorganization alternatives. Rhythms believes that its filing today, in conjunction with the agreement reached with the Consenting Noteholders, will permit the Company to implement one of these alternatives in a timely and efficient manner. There can be no assurance that a reorganization can be accomplished.

Rhythms stock will soon begin to trade under the symbol RTHMQ.

ABOUT RHYTHMS
Based in Englewood, Colo., Rhythms NetConnections Inc. (OTCBB: RTHM) provides DSL-based, broadband communication services to businesses and consumers. Telecommunications services for Rhythms are provided by Rhythms Links Inc., a wholly-owned subsidiary of Rhythms. For more information, call 1-800-RHYTHMS (1-800-749-8467), or visit the Company's Web site at WWW.RHYTHMS.COM.

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Rhythms, Rhythms NetConnections and (any product names for which trademark applications have been filed) are trademarks of Rhythms NetConnections Inc. Copyright (C) 2001 Rhythms NetConnections Inc. All rights reserved. Unauthorized reproduction, preparation of a derivative work, distribution, public display or performance, storage in any information retrieval systems, or transmission of this copyrighted work, in whole or in part, may subject the user to civil liability and/or criminal penalties.

The statements contained in these materials which are not historical facts may contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. Such statements are indicated by words or phrases such as "anticipate," "estimate," "projects," "believes," "intends," "expects" and similar words and phrases. The following are important factors that could cause Rhythms' actual results to differ materially from those expressed or implied by such forward looking statements: the Company's need to raise significant additional financing and continuing to work on extending its cash resources, evaluating the size of its operations, implementing one or more strategic alternatives; restructuring its balance sheet, attracting and retaining customers, managing its strategic investments and strategic relationships. Other factors include the highly competitive nature of the DSL market; the rapid rate of technological change in the telecommunications industry; Rhythms' history of operating losses and the unproven nature of its business model; customer agreements are generally non-exclusive and terminable by the customer on short notice; several customers are young, emerging companies that are not fully funded; Rhythms' existing capital structure may affect its ability to raise additional capital in the future; Rhythms' dependence on incumbent carriers for collocation and transmission facilities and on unrelated strategic third parties for certain sales and marketing services, equipment installation and fiber optic transport facilities; the need to retain and attract key personnel; and other economic, business, competitive and governmental and/or regulatory risks detailed in Rhythms' filings with the Securities and Exchange Commission. The filing by Rhythms for protection under Chapter 11 of the federal bankruptcy laws may complicate the ability of Rhythms to successfully restructure its operations. It is possible that vendors, customers, partners and other parties doing business with Rhythms may decide to cease doing business with Rhythms as a result of the Chapter 11 filing. It is also possible that third parties who have previously expressed interest in providing funds to Rhythms or otherwise investing funds in the Company or acquiring all or a portion of Rhythms' assets may decide not to pursue a transaction with the Company as a result of Rhythms filing for protection under Chapter 11. Rhythms undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements after the date hereof or to reflect the occurrence of unanticipated events.